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                                                                    EXHIBIT 4.13
                           SECURED REVOLVING TIME NOTE

$8,000,000.00                                                      June 28, 2002
                                                           Boston, Massachusetts


        For value received, on June 27, 2003, the undersigned, General Scanning, Inc. ("General Scanning") and GSI Lumonics Corporation (each and together, the "Borrower"), jointly and severally promise to pay to Fleet National Bank, 100 Federal Street, Boston, Massachusetts 02110 (the "Bank"), or order, the principal sum of Eight Million ($8,000,000.00) Dollars, or if less, such amount as may be the aggregate unpaid principal amount of all loans or advances made by the Bank to the Borrower pursuant to a Loan Agreement between the Borrower and the Bank of even date, as amended from time to time (the "Agreement"), constituting the Revolving Loan (as defined in the Agreement) together with interest (as provided below) on the aggregate unpaid principal balance from time to time outstanding.

        Upon the Borrower's request, the Bank may, in its sole discretion, make loans and advances to the Borrower from time to time in accordance with the terms of the Agreement in an aggregate amount not to exceed the maximum principal amount of this Note, and the Borrower may repay and reborrow such loans and advances, provided, that no further advances of principal shall be made after June 27, 2003 (the "Termination Date").

        At the Borrower's election, each advance hereunder will bear interest at either: (i) a variable per annum rate equal to the Prime Rate (hereinafter referred to as a "Prime Rate Loan(s)"); or (ii) a fixed per annum rate equal to the LIBOR Interest Rate plus Margin, determined as provided below (hereinafter referred to as a "LIBOR Loan(s)") or (iii) a fixed rate equal to the Bank's Cost of Funds plus one (1.0%) percent (i.e. 100 basis points) (hereinafter referred to as a "Cost of Funds Loan"). Interest shall be computed on the basis of the actual number of days elapsed over a year of 360 days. If the outstanding balance of each advance evidenced by this Note is not paid in full when due or after the occurrence of an Event of Default, interest on such unpaid balance shall thereafter accrue and be payable at a per annum rate equal to four (4%) percent greater than the rate of interest otherwise applicable to such balance (the "Default Rate"). In no event, however, shall advances evidenced by this Note bear interest rate in excess of the maximum interest permitted by applicable law.

        Interest on the aggregate principal balance of Prime Rate Loans or the Cost of Funds Loans owing to the Bank at the close of each day shall be payable monthly in arrears commencing on the first day of the month next succeeding the date hereof, and continuing on the first day of each month thereafter until such principal balance is fully and finally paid. Interest on the unpaid principal balance of each LIBOR Loan shall be payable on the first day of each month of the Interest Period with respect to such LIBOR Loan, in arrears. If the entire amount of any payment of principal or interest required hereunder is not paid within ten (10) days after the same becomes due, the Borrower shall pay to the Bank a late fee equal to five (5%) percent of the required payment.

        The Borrower may request Prime Rate Loans or Cost of Funds Loans hereunder by telephone, facsimile or mail by specifying the amount of the requested advance and electing the Prime Rate or Cost of Funds interest option. The Borrower may request LIBOR Loans hereunder by submitting to the Bank a written notification in the form of Exhibit 1 annexed hereto (herein a "Notice of Borrowing"), which indicates (i) the Borrowing Date for the requested LIBOR Loan and; (ii) the amount of the LIBOR Loan (which shall be in increments of not be less than One Hundred Thousand ($100,000.00) Dollars). The Interest Period (as hereinafter defined) shall be for one 7-day, 14-day, one month, two months, three months or six months, as specified on the Notice of Borrowing. Each Notice of Borrowing must be received by the Bank not less than two (2) Banking Days prior to the Borrowing Date. A Notice of Borrowing may be transmitted by facsimile or mail, but may not be transmitted by telephone. The Bank shall incur no liability to the Borrower in acting upon requests for advances hereunder by telephone, facsimile or mail which the Bank believes in good faith to have been given by an officer or other person authorized to borrow on behalf of the Borrower in accordance with the borrowing resolutions provided by the Borrower to the Bank.

        After receipt from the Borrower of any Notice of Borrowing, the Bank shall determine if it is able to make such LIBOR Loan (or if it is unable to do so for reasons described in this Paragraph) and will notify the Borrower accordingly. If the Bank determines in good faith that, by reason of circumstances affecting the Interbank Market, adequate and reasonable methods do not exist for ascertaining the LIBOR which would otherwise be applicable to such LIBOR Loan, then the Bank shall so notify the Borrower on or before 4:00 p.m. on the Banking Day prior to the Borrowing Date specified in the Notice of Borrowing, and in such event, the Bank shall not be obligated to make such LIBOR Loan and the Notice of Borrowing shall be deemed to have been withdrawn by the Borrower with the Bank's consent and, in the case of new advances, substituted with a request for a Prime Rate Loan in an amount equal to the requested LIBOR Loan.

        Except as otherwise provided in the Paragraph above, any Notice of Borrowing which requests a LIBOR Loan shall be irrevocable and binding upon the Borrower. In the event the Borrower fails to borrow the LIBOR Loan requested on the Borrowing Date specified in such Notice of Borrowing, the Borrower shall indemnify the Bank against any and all losses and expenses incurred by the Bank by reason of such failure including, without limiting the generality of the foregoing, all losses and expenses incurred by reason of the liquidation, disposition or redeployment of deposits or other funds acquired by the Bank to fund such LIBOR Loan.

        Each advance which constitutes a LIBOR Loan hereunder shall be repaid in full on its Maturity Date or converted to a Prime Rate Loan or Cost of Funds Loan or another LIBOR Loan. In the event a LIBOR Loan is not repaid in full on its Maturity Date, the outstanding principal balance of such LIBOR Loan or Cost of Funds Loan shall thereafter convert to a Prime Rate Loan and bear interest accordingly. Any LIBOR Loan may be repaid with the proceeds of another LIBOR Loan.

        In the event a LIBOR Loan is prepaid prior to its Maturity Date, whether voluntarily or upon exercise by the Bank of its rights hereunder following the occurrence of an Event of Default, the Borrower shall, upon demand by the Bank, pay to the Bank any amounts required to compensate the Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such prepayment, including, without limitation, any loss, costs or expenses incurred by reason of the liquidation of redeployment of deposits or other funds acquired by the Bank to fund or maintain such LIBOR Loan.

        Any amounts outstanding under this Note which are subject to a Cost of Funds rate may be prepaid in whole, but not in part, upon at least five days prior notice to the Bank, accompanied by the payment of a prepayment fee in an amount equal to the amount being prepaid multiplied by the number of years and/or a fraction of a year, as the case may be, remaining in the term of the loan at the date of prepayment multiplied by the difference between the fixed interest rate applicable to the outstanding principal amount of this Note and the yield to maturity on a U.S. Treasury security equal to the amount being prepaid and having a maturity approximately equal to the remainder of the term of the loan at the date of prepayment. This fee shall also be due and payable upon any acceleration of the maturity of the loan (which for the purposes hereof shall be considered as a prepayment of the loan) in addition to interest at the default rate provided above. Notwithstanding the foregoing, any amounts outstanding under this Note which bear interest at the Prime Rate may be prepaid in whole or in part without the application of a prepayment fee or any other fees or penalties.

        Notwithstanding any other provision of this Note, (1) if the introduction of, or any change in, any law or regulation (or change in the interpretation thereof) applicable to the Bank or any foreign branch, agent or correspondent thereof shall make it unlawful, or (2) if any central bank or other governmental authority having jurisdiction over the Bank or any such branch, agent or correspondent, shall assert that it is unlawful, for the Bank to perform its obligations hereunder or for any such branch, agent or correspondent to act on behalf of the Bank to make LIBOR Loans to the Borrower or to continue to fund or maintain LIBOR Loans for the Borrower hereunder, or
(3) if the Bank determines after making all reasonable efforts, that deposits of the relevant amount and for the relevant LIBOR Loan are not available to the Bank in the Interbank Market, then, on notice thereof by the Bank to the Borrower, the obligation of the Bank to the Borrower to make future LIBOR Loans shall terminate. If, as a result of any of the foregoing described events, the Bank is prohibited from maintaining LIBOR Loans the Bank shall, upon the happening of such event, notify the Borrower and the Borrower shall, in the case of each LIBOR Loan on the Maturity Date thereof (or, in any event, if the Bank so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), either prepay such LIBOR Loan, or convert such LIBOR Loan into a Prime Rate Loan.

        Calculation of the LIBOR Interest Rate, as well as all other fees and charges payable with respect to each LIBOR Loan shall be made and paid as though the Bank had actually funded the relevant LIBOR Loan through the purchase of a Eurodollar deposits at LIBOR in an amount equal to the amount of the LIBOR Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore agent or office of the Bank to a domestic office of the Bank in the United States of America, provided, however, that the Bank may fund each LIBOR Loan in any manner it sees fit and the foregoing assumptions shall be nevertheless used for the calculation of the LIBOR Interest Rate and such other fees and charges.

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        At the option of the Bank, this note shall become immediately due and payable with notice and on demand upon the occurrence (each an "Event of Default") at any time of: (i) the failure to pay in full and when due any installment of principal or interest hereunder and the expiration of ten (10) days from such failure, if the Pledged Collateral is inadequate to satisfy such failure; (ii) any Section 6.1 Event of Default (excluding a Section 6.1(a) default) as defined in the Agreement between the Bank and the Borrower, as amended from time to time, which has not been remedied; or (iii) termination of the Agreement. With respect to item (i) herein, the Bank shall, upon such remedied failure, set off or otherwise take recourse first against the Pledged Collateral to satisfy the failure. Notwithstanding any thing to the contrary herein, in the Agreement or as permitted under common law, the Bank shall have no claim against the Borrower for such failure and no right to call the note immediately due and payable if the Pledged Collateral is adequate to satisfy the failure under (i).

        No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Bank, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Borrower and every other maker and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

        The Borrower agrees to pay all costs of collection of the principal of and interest on this Note; including, without limitation, reasonable attorneys' fees.

        As used in this Note, the following terms shall have the following meanings:

                (1)     "Banking Day" shall mean:

                        (a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts;

                        (b) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York
                        City; and (ii) a London Banking Day; and

                        (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

                        (d) a day on which banks are open for business in New York, N.Y., and if the applicable "Banking Day" relates to a LIBOR Loan or LIBOR Election, a day on which dealings are carried on and banks are open for business in New York or London, as applicable.

                (2) "Borrowing Date" shall mean any day upon which a LIBOR Loan is made.

                (3) "Cost of Funds" shall mean the sum of (i) the fixed per annum rate of interest as of the date selected by the Borrower in accordance with the terms of this Note determined by the Bank in good faith in accordance with the Bank's customary practices for loans in United States currency and based on the Bank's cost of obtaining funds with a maturity approximately equal to the termination date of the Note from sources as may be selected by the Bank in its sole and absolute discretion.

                (4) "Dollars" or "$" shall mean currency of the United States of America.

                (5) "Eurocurrency Liabilities" shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                (6) "Eurodollars" shall mean Dollars acquired by the Bank through the purchase or other acquisition of deposits denominated in Dollars and made with any bank or branch of a bank (including any branch of the Bank) located outside the United States of America.

                (7) "Interbank Market" shall mean, with respect to any LIBOR Loan, any recognized interbank Eurodollar market chosen in good faith by the Bank.

                (8) "Interest Period" shall mean, with respect to each LIBOR Loan, a period commencing on the Borrowing Date of such loan, and ending on the numerically corresponding day in the seventh day, fourteenths day, first, second, third or sixth month thereafter, as determined in accordance with the provisions of this Note, provided that any Interest Period which would otherwise end on a day which is not a Banking Day, shall end and the next Interest Period shall commence on the next preceding or the next succeeding day which is a Banking Day as determined in good faith by the Bank in accordance with the then current bank practices in the relevant Interbank Market.

                (9) "LIBOR" shall mean, with respect to a LIBOR Loan or LIBOR Election, the rate per annum (rounded upward, if necessary, to the nearest one-

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        hundredth of a percentage point) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such LIBOR Loan or LIBOR Election which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Loan or LIBOR Election; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Loan or LIBOR Election which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two London Banking Days preceding the first day of such LIBOR Loan or LIBOR Election. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Loan or LIBOR Election offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two London Banking Days preceding the first day of such LIBOR Loan or LIBOR Election. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Loan or LIBOR Election cannot be determined.

                (10) "LIBOR Interest Rate" shall mean an interest rate per annum (rounded upward, if necessary, to the nearest one-eighth (1/8th) of one (1%) percent) determined by the Bank pursuant to the following formula:

                LIBOR Interest Rate          =            LIBOR
                                                   -------------------
                                                   1.00 ! Reserve Rate

                (11)    "Margin" shall mean: One Hundred (100) basis points.

                (12) "Maturity Date" shall mean the date on which an Interest Period expires.

                (13) "Pledged Collateral" shall mean the collateral specified on Exhibit A to the Security Agreement executed by General Scanning
        Inc. for Fleet National Bank on June 28, 2002.

                (14) "Prime Rate" shall mean the rate of interest announced from time to time by the Bank in Boston, as its Prime Rate, it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by Bank to its customers. The rate of interest payable by the Borrower on Prime Rate Loans shall be changed effective as of that date on which a change in the Prime Rate becomes effective.

                (15) "Reserve Rate" shall mean the rate (expressed as a decimal) at which the Bank would be required to maintain reserves under REGULATION D of the Board of Governors of the Federal Reserve System against Eurodollar Liabilities if such Liabilities were outstanding. The LIBOR Interest Rate shall be adjusted automatically as of the effective date of any change in the Reserve Rate.

        All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower, Guarantor(s) and Bank.

        Bank may at any time pledge or assign all or any portion of its rights under the loan documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of the loan documents.

        THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT THE BORROWER OR THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO. THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

        All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts, and this Note shall be deemed to be under seal.

Witness                                  GENERAL SCANNING, INC.


/s/ Eileen Casal                         By: /s/ Thomas R. Swain
Eileen Casal                                 Thomas R. Swain, Treasurer


                                         GSI LUMONICS CORPORATION


                                         By: /s/ Thomas R. Swain
                                             Thomas R. Swain, Chief Financial
                                             Officer

           THIS NOTE IS SECURED PURSUANT TO CERTAIN SECURITY AGREEMENT
                  (PLEDGED COLLATERAL) BETWEEN GENERAL SCANNING
                            AND THE BANK OF EVEN DATE

                                    EXHIBIT 1

                               NOTICE OF BORROWING

                                                           Date:_________, 200__
     To:      Fleet National Bank
              100 Federal Street
              Boston, MA 02110

     Re: Secured Revolving Time Note between Fleet National Bank (the "Bank") and General Scanning, Inc. and GSI Lumonics Corporation (each and together, the "Borrower") dated June 28, 2002 (the "Note")

        This Notice of Borrowing confirms the following request for a LIBOR Loan under the Note.

        Date of Request:

        Date of LIBOR Loan:

        Amount of LIBOR Loan at LIBOR Rate: *

        Interest Period: (7-day, 14-day, one month, two months, three months or six months):

        The Borrower hereby certifies that all representations and warranties contained in the Agreement between the Borrower and the Bank are true and accurate in all material respects on the date of this Notice of Borrowing as though such representations and warranties had been made on this date (except to the extent that such representation or warranty expressly relates to an earlier date), excluding those which would not have a material and adverse affect on the business or financial condition of the Borrower.

        . This is a request for a continuation/conversion of a Cost of Funds Rate Loan described as follows:

                Date of Original Loan:

                Amount of Original Loan:

                Maturity Date:

                Interest Period:

                Amount of Loan to be Continued or Converted:

        Terms used herein which are defined in the Note are used as so defined.

        By:
           -----------------------------

        * Must be in increments of $100,000.00

                                    EXHIBIT 2

                        NOTICE OF COST OF FUNDS BORROWING

     To:      Fleet National Bank                       Date: ___________, 200__
              100 Federal Street
              Boston, MA 02110

     Re: Secured Revolving Time Note between Fleet National Bank (the "Bank"), General Scanning, Inc. and GSI Lumonics Corporation (each and together, the "Borrower") dated June 28, 2002 (the "Note")

        This Notice of Cost of Funds Borrowing confirms the following request for a Cost of Funds Rate Loan under the Agreement.

         Date of Request:

         Date of Cost of Funds Rate Loan:

         Amount of Cost of Funds Rate Loan at Cost of Funds Rate: *

         Interest Period:   (7-day, 14-day, one month, two months, three months
         or six months):

        The Borrower hereby certifies that all representations and warranties contained in the Agreement are true and accurate in all material respects on the date of this Notice of Cost of Funds Borrowing as though such representations and warranties had been made on this date (except to the extent that such representation or warranty expressly relates to an earlier date), excluding those which would not have material and adverse affect on the business or financial condition of the Borrower.

        . This is a request for a continuation/conversion of a Cost of Funds Rate Loan described as follows:

                Date of Original Loan:

                Amount of Original Loan:

                Maturity Date:

                Interest Period:

                Amount of Loan to be Continued or Converted:

        Terms used herein which are defined in the Agreement are used as so defined.

                                                     By:
                                                        ------------------------

      * Minimum of $100,000.00 with increments of $100,000.00

                                      -11-